EXHIBIT 99.1

Exactech Announces Renewal of $150 Million Senior Secured Debt Credit Facility

Gainesville, Fla. - December 18, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today the five year renewal and increase of its Senior Secured Revolving Credit Facility to $150 million.

J.P. Morgan Securities LLC will act as sole lead arranger and sole bookrunner with syndicate participants BBVA Compass Bank, Hancock Bank, HSBC Bank USA, NA and Synovus Bank. The funding closed on December 17, 2015.

Chief Executive Officer David Petty said, “We are pleased to expand and extend our credit facilities with a new relationship with JPMorgan Chase. With our positive cash flow over the past few quarters, we have been steadily reducing our long-term debt. This facility, however, provides us with useful financial flexibility for potential investment opportunities.”

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third

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EXACTECH INC.

party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Executive Vice President of Finance &            305-451-1888
Chief Financial Officer                    E-mail: EXAC@hawkassociates.com
352-377-1140

Media contact
Priscilla Bennett
Vice President, Corporate & Marketing Communication
352-377-1140

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EXACTECH INC.